EXHIBIT 99

News Release

Rowan Companies, Inc.
2800 Post Oak Boulevard, Suite 5450
Houston, Texas 77056 (713) 621-7800

FOR IMMEDIATE RELEASE                                                                              January 18, 2007
ROWAN ANNOUNCES NEW DIRECTOR

HOUSTON, TEXAS - Rowan Companies, Inc. (RDC-NYSE) Rowan Companies, Inc. is pleased to announce the appointment of Robert E. Kramek to its Board of Directors as of today. The Board intends to seek stockholder approval of Mr. Kramek’s election at its May 2007 stockholder meeting. Mr. Kramek recently retired from the American Bureau of Shipping where he has served since 1998, most recently as President and Chief Operating Officer. Prior to joining ABS, Mr. Kramek was Commandant of the United States Coast Guard, from which he retired as a Four Star Admiral. Mr. Kramek is a naval architect and marine engineer and has received numerous honors and military awards during his distinguished career.

Daniel F. McNease, the Company’s Chief Executive Officer and Chairman of the Board stated “We are thrilled to have Bob join our Board today. His experience and qualifications will be invaluable to the Rowan Board of Directors.”

Rowan Companies, Inc. is a major provider of international and domestic contract drilling services. The Company also owns and operates a manufacturing division that produces equipment for the drilling, mining and timber industries. The Company’s stock is traded on the New York Stock Exchange under the trading symbol: RDC. Contact: William C. Provine, Vice-President - Investor Relations, 713-960-7575. Website: www.rowancompanies.com

This report contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs and future expected financial performance of the Company that are based on current expectations and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected by the Company. Among the factors that could cause actual results to differ materially include oil and natural gas prices, the level of offshore expenditures by energy companies, energy demand, the general economy, including inflation, weather conditions in the Company’s principal operating areas and environmental and other laws and regulations. Other relevant factors have been disclosed in the Company’s filings with the U. S. Securities and Exchange Commission.